PBHG ADVISOR FUNDS, INC.

                        INVESTMENT SUB-ADVISORY AGREEMENT

     AGREEMENT made as of this 20th day of July, 1998, by and among Pilgrim Baxter & Associates, Ltd. (the "Adviser"), Pilgrim Baxter Analytic Investors, Inc. (the "Sub-Adviser") and PBHG Advisor Funds, Inc., a Maryland corporation (the "Company").

     WHEREAS, the Company is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, pursuant to the Investment Advisory Agreement dated April 1, 1998 and Schedule A dated April 1, 1998 between the Adviser and the Company, the Adviser will act as investment adviser to certain series of the Company as set forth in Schedule A attached hereto ("Funds"); and

     WHEREAS, the Adviser and the Company each desire to retain the Sub-Adviser to provide investment advisory services to the Company in connection with the management of the Funds, and the Sub-Adviser is willing to render such investment advisory services.

         NOW, THEREFORE, the parties hereto agree as follows.

1. (a) Subject to supervision by the Adviser and the Company's Board of Directors, the Sub-Adviser shall manage the investment operations of each Fund and the composition of each Fund's investment portfolio, including the purchase, retention and disposition thereof, in accordance with each Fund's investment objectives, policies and restrictions as stated in such Fund's Prospectus (such Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time, being herein called the "Prospectus"), and subject to the following understandings:

         (1) The Sub-Adviser shall provide supervision of each Fund's investments and determine from time to time what investments and securities will be purchased, retained or sold by each Fund, and what portion of the assets will be invested or held uninvested in cash.

         (2) In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Company's Charter and the Prospectus and with the instructions and directions of the Adviser and of the Board of Directors and will conform and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations, as each is amended from time to time.

         (3) The Sub-Adviser shall determine the securities to be purchased or sold by each Fund and will place orders with or through such persons, brokers or dealers to carry out the policy with respect to brokerage set forth in such Funds' Registration Statement and Prospectus or as the


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Board of Directors or the Adviser may direct from time to time, in conformity with federal securities laws. In providing each Fund with investment supervision, the Sub-Adviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, the Sub-Adviser may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which the Sub-Adviser's other clients may be a party. It is understood that it is desirable for each Fund that the Sub-Advisor have access to supplemental investment and market research and security and economic analysis provided by brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Sub-Adviser is authorized to place orders for the purchase and sale of securities for each Fund with brokers, subject to review by the Company's Board of Directors from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Sub-Adviser in connection with the Sub-Adviser's services to other clients.

         On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of a Fund as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund in question and to such other clients.

         (4) The Sub-Adviser shall maintain all books and records with respect to each Fund's portfolio transactions required by subparagraphs (b)(5), (6),
(7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act and shall render to the Company's Board of Directors such periodic and special reports as the Company's Board of Directors may reasonably request.

         (5) The Sub-Adviser shall provide the Funds' Custodian on each business day with information relating to all transactions concerning each Fund's assets and shall provide the Adviser with such information upon request of the Adviser.

         (6) The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services to others, as long as such services do not impair the services rendered to the Adviser or the Company

     (b) Services to be furnished by the Sub-Adviser under this Agreement may be furnished through the medium of any of the Sub-Adviser's officers or employees. It is understood that the Sub-Adviser may obtain certain administrative services, including, without limitation, services relating to trade reconciliation and the production of client reports, from its parent company in carrying out its obligations under this Agreement.

     (c) The Sub-Adviser shall keep each Fund's books and records required to be maintained by the Sub-Adviser pursuant to paragraph 1(a) of this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser's services under this Agreement needed by the Adviser to keep the other books and records of the Funds required by Rule 31 a-1 under the 1940
Act. The Sub-Adviser agrees that ail records that it maintains on behalf of each Fund are property of the Funds and the Sub-Adviser will surrender promptly to a Fund any of such records upon that Fund's


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request; provided, however, that the Sub-Adviser may retain a copy of such records. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a) of this Agreement.

2. The Adviser shall continue to have responsibility for all services to be provided to each Fund pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser's performance of its duties under this Agreement.

3. The Adviser has delivered to the Sub-Adviser copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

     (a) Articles of Incorporation, as filed with the Statement Department of Assessments and Taxation of the State of Maryland (such Articles of Incorporation as in effect on the date of this Agreement, and as amended or supplemented from time to time, are herein called the "Charter");

     (b) By-Laws of the Company (such By-Laws, as in effect on the date of this Agreement, and as amended from time to time, are herein called the "ByLaws");

     (c) A copy of the resolutions of the Company's Board of Directors authorizing the appointment of the Adviser and the Sub-Adviser and approving the form of this Agreement; and

     (d) Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A (the "Registration Statement"), as filed with the Securities and Exchange Commission (the "Commission") relating to the Funds and shares of common stock of the Funds, and all amendments thereto

4. For the services to be provided by the Sub-Adviser pursuant, to this Agreement for each of the Funds set forth in Schedule A, the Adviser will pay to the Sub-Adviser as full compensation therefor a fee at an annual rate as specified in Schedule A. Each such fee will be paid to the Sub-Adviser from the Adviser's advisory fee for such Fund.

5. The Sub-Adviser shall not be liable for any error of judgment or for any loss suffered by a Fund or the Adviser in connection with performance of its obligations under this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), or a loss resulting from willful misfeasance, bad faith or gross negligence on the Sub-Adviser's part in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement, except as may otherwise be provided under provisions of applicable state law which cannot be waived or modified hereby

6. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as continuance is specifically approved at least annually in conformance with the 1940 Act; provided, however, that this Agreement may be terminated (a) by a Fund at any time, without the payment of any penalty, by the vote of a majority of Directors of the Company or by the vote of a majority of the outstanding voting securities of a Fund, (b) by the Adviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other parties, or (c) by the Sub-Adviser at any time, without the payment of any penalty, on 90 days' written notice to the other parties. This Agreement shall terminate automatically and immediately in the event of its assignment. As used in this Section 6, the terms "assignment" and "vote of a


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majority of the outstanding voting securities" shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the Commission under the 1940 Act.

7. Nothing in this Agreement shall limit or restrict the right of any of the Sub-Adviser's directors, officers, or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature, nor limit or restrict the Sub-Adviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

8. During the term of this Agreement, the Adviser agrees to furnish the Sub-Adviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other materials prepared for distribution to shareholders of the Funds, the Company or the public that refers to the Sub-Adviser or its clients in any way prior to use thereof and not to use material if the Sub-Adviser reasonably objects in writing within five business days (or such other period as may be mutually agreed) after receipt thereof- The Sub-Adviser's right to object to such materials is limited to the portions of such materials that expressly relate to the Sub-Adviser, its services and its clients. The Adviser agrees to use its reasonable best efforts to ensure that materials prepared by its employees or agents or its affiliates that refer to the Sub-Adviser or its clients in any way are consistent with those materials previously approved by the Sub-Adviser as referenced in the first sentence of this paragraph. Sales literature may be furnished to the Sub-Adviser by first-class or overnight mail, facsimile transmission equipment or hand delivery.

9. No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by the vote of the majority of the outstanding voting securities of a Fund.

10. This Agreement shall be governed by the laws of the state of Maryland; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

11. This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement's subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

12. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

13. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

                           To the Adviser at:
                                    825 Duportail Road
                                    Wayne, PA 19097
                           To the Sub-Adviser at:
                                    700 South Flower Street
                                    Suite 2400
                                    Los Angeles, CA 90017

                           To the Company or a Fund at:
                                    825 Duportail Road
                                    Wayne,PA 19087


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14. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

PILGRIM BAXTER & ASSOCIATES, LTD.           PBHG ADVISOR FUNDS, INC.

By: /s/ Illegible                           By: /s/ Illegible
    -----------------------------               -------------------------------
    Title:                                      Title:


PILGRIM BAXTER ANALYTIC INVESTORS, INC.

By: /s/ Illegible
    -----------------------------
    Title


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                         SCHEDULE A DATED APRIL 1, 1998

Pursuant to Section 4 of this Agreement, the Sub-Adviser for each Fund listed below shall be entitled to compensation, to be paid by the Adviser, which shall be computed daily and paid monthly at the annual rate specified below with respect to each Fund's average daily net assets:

         FUND                                                         FEE
         ----                                                         ---
         PBHG Advisor Enhanced Equity Fund                          0.40%
         PBHG Advisor Master Fixed Income Fund                      0.25%
         PBHG Advisor Short-Term Government Fund                    0.10%
         PBHG Advisor Defensive Equity Fund                         0.40%